Exhibit 99.1

MTS Systems Corporation 14000 Technology Drive Eden Prairie, MN 55344-2290 Telephone 952-937-4000 Fax 952-937-4515

News Release

FOR IMMEDIATE RELEASE January 31, 2013	For More Information Contact: Susan Knight, Chief Financial Officer (952) 937-4000

MTS REPORTS FISCAL 2013 FIRST QUARTER FINANCIAL RESULTS

➢	Record high revenue of $143 million supports continued long-term strategic growth investments
➢	Test productivity gains drove higher revenue and EPS of $0.87, higher than the previously communicated outlook for the quarter
➢	MTS reaffirms previous fiscal 2013 outlook for revenue and EPS growth rates in the 5 to 10 percent range

Eden Prairie, Minn., January 31, 2013 – MTS Systems Corporation (NASDAQ: MTSC) today reported fiscal 2013 first quarter financial results.

“We are pleased that MTS again delivered a solid quarter with record revenue and healthy order and backlog levels,” said Jeffrey Graves, president and chief executive officer of MTS. “Our productivity and infrastructure investments to bolster our backlog conversion are paying off, and this was evident in our Test segment; this improved execution helped us exceed both our revenue and EPS outlook for the quarter. While the results in our Sensors segment continued to reflect a sluggish global economy and manufacturing environment, we continue to invest in both segments to enhance our ability to scale up the business to meet the significant global opportunities we see before us.”

First Quarter Results

Orders were $139.2 million, a 3 percent increase, compared to the fiscal 2012 first quarter, net of 1 percent negative currency translation. The increase was driven by two large Test orders (>$5 million) in the quarter totaling $21 million compared to no large orders in the same period last year. Test orders were up 5 percent while Sensors orders declined 7 percent. Backlog of $291 million was relatively flat compared to the prior year.

Revenue was $142.7 million, up 7 percent compared to the prior year, including 11 percent growth in Test, partially offset by a 14 percent decrease in Sensors. The gross margin rate was 39.7 percent, down 4.2 percentage points, reflecting planned productivity and infrastructure investments in both businesses and Test service capacity. Additionally, an unfavorable mix of lower-margin products negatively impacted margin by 2 percentage points. These items were partially offset by volume leverage.

Income from operations totaled $20.1 million, down 15 percent compared to the previous year. The decrease resulted from a lower gross margin rate and higher sales expenses from planned investments. These expenses were partially offset by lower administrative costs including legal expenses. Earnings per share were $0.87, compared to $0.98 per share in the prior year.

Uses of Cash Include Accelerated Dividend Payment

Cash and cash equivalents at the end of the first quarter totaled $47.9 million, compared to $79.9 million at the end of fiscal 2012. During the first quarter, $14.5 million of cash was used for additional working capital to support revenue growth. Additionally, $9.6 million in dividends were paid to shareholders which included an accelerated payment originally planned for payment in January. Capital expenditures were $8.0 million.

MTS News Release

Segment Results

Test Segment:

Dr. Graves said, “The results in our Test segment for the quarter reflect a combination of strength in the ground vehicles and materials testing markets, and emerging economies. These factors, along with improved efficiency and execution in backlog conversion, contributed to the strong quarter in Test, which accounts for approximately 80 percent of our business.”

Total orders for the Test segment were $116.7 million, up 5 percent compared to the prior year. As noted above, current year orders included a $12 million European ground vehicle order for a rolling road wind tunnel measurement system and a $9 million Americas’ structures order for a vehicle motion simulator. Geographically, Europe increased 48 percent and the Americas grew 7 percent. Asia declined 19 percent primarily due to the receipt of several China seismic structures orders last year. Backlog of $276 million was flat compared to the fiscal 2012 first quarter.

Revenue grew 11 percent to $121.1 million, primarily resulting from strong execution on backlog and higher short-cycle product volume in Asia.

Gross profit was $44.6 million, relatively flat compared to the fiscal 2012 first quarter, and the gross margin rate was 36.9 percent, a decrease of 4.3 percentage points. The primary factors contributing to the decrease in gross margin were the previously mentioned investments and the negative impact of increased mix of lower-margin custom project revenue. These decreases were partially offset by a 1 point benefit from volume leverage. The gross margin rate is expected to be 1 – 3 percentage points higher for the remaining quarters of the fiscal year, primarily depending on mix and volume.

Income from operations totaled $16.4 million, down $1.4 million compared to the prior year, due to higher operating expenses on relatively flat gross profit. Operating expenses rose by $1.3 million, chiefly due to continued investment in sales support growth initiatives to capitalize on global marketplace opportunities.

Sensors Segment:

According to Dr. Graves, “Performance in Sensors largely reflects the tepid global economy and manufacturing sector. We are closely monitoring market conditions so we may respond quickly to changing customer needs. At the same time, we are continuing our investment strategy to expand our global sales coverage and increase productivity so we are well-positioned for growth as the global economy improves.”

Orders were $22.5 million, down 7 percent compared to the prior year. Approximately half of the decline was due to currency. Growth in the Americas and China were offset by currency impacts and soft market conditions in Europe and Japan. The mobile hydraulic market was down 18 percent driven by customer inventory adjustments and holiday plant shutdowns. The industrial market was down modestly at 4 percent. Backlog of $15 million was down $1 million compared to the fiscal 2012 first quarter.

Revenue declined 14 percent to $21.6 million, stemming from a lower beginning backlog and reduced order volume. Gross profit was $12.0 million, down $2.0 million or 15 percent, and the gross margin rate was relatively flat at 55.5 percent. Income from operations was $3.7 million, down 37 percent, resulting from lower gross profit.

MTS News Release

Outlook

Dr. Graves concluded, “We remain focused on our three priorities: accelerating innovation, capturing opportunities in emerging markets and realizing the potential in our Test service business. We expect to see the gradual impact of our investments as we move into the second half of fiscal 2013. We are reaffirming our outlook for fiscal 2013 revenue and EPS growth in the 5 to 10 percent range, and still expect our performance to be more back-half loaded due to order timing and the nature of Test backlog.”

First Quarter Conference Call

A conference call will be held on February 1, 2013, at 10 a.m. EST (9 a.m. CST). Call +1-719-325-2402 (Toll Free: +1-888-389-5988); and reference the conference pass code “9434319.” Telephone replay will be available until 12 p.m. CST, February 8, 2013. Call +1-719-457-0820 (Toll Free: +1-888-203-1112); and reference the conference pass code “9434319.”

A transcript of the call can also be accessed from the MTS website at http://www.mts.com/en/Investor/index.htm. It will be available on February 6, 2013.

About MTS Systems Corporation

MTS Systems Corporation is a leading global supplier of high-performance test systems and position sensors. The Company’s testing hardware and software solutions help customers accelerate and improve their design, development, and manufacturing processes and are used for determining the mechanical behavior of materials, products, and structures. MTS’ high-performance position sensors provide controls for a variety of industrial and vehicular applications. MTS had 2,147 employees and revenue of $542 million for the fiscal year ended September 29, 2012. Additional information on MTS can be found on the worldwide web at http://www.mts.com.

This release contains “forward-looking statements” regarding financial projections made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. Words such as “may,” “will,” “should,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions are used to identify these forward-looking statements.

Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are risks related to: government contracting; the Company’s significant international business including but not limited to currency value fluctuations, difficulty enforcing agreements and collecting receivables, import and exporting matters, higher danger of terrorist activity, difficulty in staffing and compliance with laws; volatility in the global economy; competition; failure to achieve the Company’s growth plans for the expansion of its business because the Company’s long-term success depends on its ability to expand its business through new product development, mergers and acquisitions, geographic expansion and service offerings, all of which are subject to inherent risks including but not limited to market demand, market acceptance of products and our ability to advance our technology; difficulties obtaining the services of skilled employees; failure to protect its intellectual property effectively or infringement upon the intellectual property of others; product liability and commercial litigation; difficulty obtaining materials or components for its products; government regulation; the irregularity and development of sales, delivery and acceptance cycle for the Company’s products; the Company’s customers are in cyclical industries; interest rate fluctuations; the Company may be required to recognize impairment charges for long-lived assets ;and cost, reputational and other risks associated with disclosing use of conflict minerals. For a more thorough discussion of the risks associated with our business, see the “Risk Factors” section in the Company’s most recent SEC Form 10-K, 10-Q and 8-K filings. Except as required by law, the Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

MTS News Release

MTS SYSTEMS CORPORATION

Consolidated Statements of Income

(unaudited - in thousands, except per share data)

	Three Fiscal Months Ended
	December 29,	December 31,
	2012	2011

Revenue	$142,668	$133,697
Cost of sales	86,066	74,984
Gross profit	56,602	58,713
Gross margin	39.7%	43.9%

Operating expenses:
Selling, general and administrative	31,493	30,205
Research and development	5,052	4,959
Total operating expenses	36,545	35,164

Income from operations	20,057	23,549
Operating margin	14.1%	17.6%

Interest income (expense), net	6	(206)
Other income (expense), net	452	(23)

Income before income taxes	20,515	23,320
Provision for income taxes	6,732	7,781
Net income	$13,783	$15,539

Earnings per share:
Basic-
Earnings per share	$0.88	$0.99
Weighted average number of common shares outstanding - basic	15,669	15,681

Diluted-
Earnings per share	$0.87	$0.98
Weighted average number of common shares outstanding - diluted	15,845	15,832

MTS News Release

MTS SYSTEMS CORPORATION

Consolidated Balance Sheets

(unaudited - in thousands, except per share data)

	December 29,	September 29,
	2012	2012
ASSETS

Current Assets:
Cash and cash equivalents	$47,923	$79,852
Accounts receivable, net	94,788	84,119
Unbilled accounts receivable	56,855	51,306
Inventories	72,746	67,979
Other current assets	18,989	17,647
Total current assets	291,301	300,903

Property and equipment, net	66,157	61,653

Goodwill	16,385	16,239
Intangibles, net	22,260	23,077
Other assets	7,178	7,566
Total Assets	$403,281	$409,438

LIABILITIES AND SHAREHOLDERS’ INVESTMENT

Current Liabilities:
Short-term borrowings	$71	$230
Accounts payable	32,039	33,744
Advance payments from customers	57,550	65,833
Other accrued liabilities	52,440	60,425
Total current liabilities	142,100	160,232

Other long-term liabilities	22,418	22,487
Total Liabilities	164,518	182,719

Shareholders’ Investment:
Common stock, $0.25 par; 64,000 shares authorized:
15,664 and 15,640 shares issued and outstanding as of December 29, 2012 and September 29, 2012, respectively	3,916	3,910
Additional paid-in capital	2,403	652
Retained earnings	220,329	211,256
Accumulated other comprehensive income	12,115	10,901
Total shareholders’ investment	238,763	226,719
Total Liabilities and Shareholders’ Investment	$403,281	$409,438

MTS News Release

Exhibit A

MTS SYSTEMS CORPORATION

Segment Financial Information

(unaudited - in thousands)

	Three Fiscal Months Ended
	December 29,	December 31,
Test Segment	2012	2011	% Variance

Orders	$116,734	$110,727	5%

Revenue	$121,103	$108,628	11%
Cost of Sales	76,459	63,917	20%
Gross profit	44,644	44,711	0%
Gross margin	36.9%	41.2%

Operating expenses	28,253	26,938	5%

Income from operations	$16,391	$17,773	-8%

Sensors Segment

Orders	$22,479	$24,103	-7%

Revenue	$21,565	$25,069	-14%
Cost of Sales	9,607	11,067	-13%
Gross profit	11,958	14,002	-15%
Gross margin	55.5%	55.9%

Operating expenses	8,292	8,226	1%

Income from operations	$3,666	$5,776	-37%

Total Company

Orders	$139,213	$134,830	3%

Revenue	$142,668	$133,697	7%
Cost of Sales	86,066	74,984	15%
Gross profit	56,602	58,713	-4%
Gross margin	39.7%	43.9%

Operating expenses	36,545	35,164	4%

Income from operations	$20,057	$23,549	-15%